EXHIBIT 99.1

NEWS RELEASE for February 4, 2003

Contact:

Allen & Caron Inc	Catalina Lighting Inc
Jay McKeage (investors)	Stephen Marble
jay@allencaron.com	Chief Financial Officer
(212) 691-8087	(305) 558-4777

or

Kari Paskewicz (media)

kari@allencaron.com

(630) 759-9640

CATALINA LIGHTING INC REPORTS FIRST QUARTER FISCAL 2003 RESULTS

Solid Move to Profitability Demonstrates

Ongoing Success of Company’s Operational Restructuring and Its Strength in the U.K.

MIAMI (February 4, 2003) … Catalina Lighting Inc (Nasdaq:CALA), a leading international designer, manufacturer, and distributor of lighting products for residential and office environments, today announced results for its first fiscal quarter ended December 31, 2002. In a strong profit resurgence resulting in part from its recent streamlining and restructuring, Catalina reported $2.1 million of net income, or $0.37 per diluted share, versus a net loss of $196,000, or $0.06 loss per diluted share in the prior-year period.

Sales were $56.2 million, unchanged from first quarter sales in fiscal 2002. The Company’s gross profit margin increased 2.9 percentage points to 20.6 percent over the prior year period, as the Company emphasized its more profitable product lines and maintained stringent cost controls implemented during the preceding year. Operating income increased over 150 percent to $4.3 million, compared with $1.7 million in the first quarter of fiscal 2002. Likewise, operating income as a percentage of sales increased dramatically from 3.0 percent to 7.7 percent.

Catalina CEO Bob Varakian commented, “We believe these results can be traced, in part, to the ongoing benefits of our operational restructuring and cost-cutting programs. The improvement in our profitability is also attributable to the standout success of Ring, our U.K. business segment. Even though Ring’s business is somewhat seasonal, with more sales occurring in the winter months, the segment’s sales results in the first quarter have been even better than we had anticipated.”

Noting that Catalina’s continuing efforts to control costs should keep the Company focused on delivering bottom-line performance, Varakian continued, “We believe our first quarter results offer proof of our ability to bring value to the consumer and high quality, high margin, successful products to our retail partners.”

About Catalina Lighting Inc

Catalina Lighting Inc is a leading international designer, manufacturer, and distributor of residential and office lighting products. The Company’s broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina, Dana, Ring, Illuminada and Pro Office. The Company also functions as an OEM, selling goods under its customers’ private labels.

This press release includes statements that constitute “forward-looking” statements, including, without limitation, that efforts to control costs should keep the Company focused on delivering bottom-line performance; and that the Company’s quarterly results demonstrate its ability to bring value to consumers and high quality, high margin, successful products to its retail partners. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, general domestic and international economic conditions which may affect consumer spending; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company’s products in the marketplace; continued strength in sales by the Company’s U.K. business segment; new products and technological changes; pressures on product prices and pricing inventories; increases in the costs of labor and raw materials; dependence upon third-party vendors and imports from China, which may limit the Company’s margins or affect the timing of revenue and sales recognition; competitive developments, changes in manufacturing and transportation costs, the availability of capital, the ability to satisfy the terms and covenants of credit and loan agreements, and the impact of increases in borrowing costs, each of which affect the Company’s short-term and long-term liquidity; foreign currency exchange rates; changes in the Company’s effective tax rate; the Company’s ability to improve its operating efficiencies or customer service capabilities; the continued success of the Company’s expense control program and improvements in gross profits; unanticipated or unusual costs or expenses; and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CATALINA LIGHTING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,
	2002	2001
Net sales	$56,170	$56,164

Cost of goods sold	44,591	46,236

Gross profit	11,579	9,918

Selling, general, and administrative expenses	7,267	8,224

Operating income	4,312	1,694

Other income	25	11
Interest expense	(1,033)	(1,993)

Income (loss) before income taxes	3,304	(288)
Income tax provision (benefit)	1,157	(92)

Net income (loss)	$2,147	$(196)

Earnings (loss) per share – Basic	$0.39	$(0.06)

Earnings (loss) per share – Diluted	$0.37	$(0.06)

Basic weighted average common shares outstanding	5,555	3,176

Diluted weighted average common shares outstanding	5,809	3,176

Balance Sheet Highlights

(in thousands)

	As of
	December 31, 2002	September 30, 2002
Stockholders’ Equity	$46,954	$44,528
Total Assets	$130,589	$131,214
Total Debt Outstanding	$34,206	$37,385

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